(logo)DALE
                                MORTGAGE BANKERS



                       MANAGEMENT'S REPORT ON COMPLIANCE



         As of and for the year ended December 31, 1995, Dale Mortgage Bankers Corp. has compiled in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, Dale Mortgage Bankers Corp. had in effect a fidelity bond policy in the amount of $2,600,000 and errors and omissions policy in the amount of $2,600,000.



/s/Mitchell Chiert
MITCHELL CHIERT, President
March 26, 1996


                           DALE MORTGAGE BANKERS CORP.
                 990 STEWART AVENUE. GARDEN CITY. NEW YORK 11530
                                 (516) 229-3200
    BRANCHES: Albany, Binghamton, Fishkill, Hauppauge, Liverpool, Purchase,
              Staten Island, West Nyack, Fairfield NJ, Norwalk CT